EXHIBIT 99.1

Sevcon Reports Fourth-Quarter and Full-Year Fiscal 2016 Financial Results

Strong On-Road Project Pipeline Continues to Expand; Six Significant Milestones on Major Projects Now Expected in Fiscal 2017

SOUTHBOROUGH, Mass., Dec. 15, 2016 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the fourth quarter and fiscal year ended September 30, 2016.

Management Comments

“During fiscal 2016 we expanded our extensive on-road project development pipeline, which we expect to result in significant future production opportunities and substantial revenue and profitability growth,” said Sevcon Chief Executive Officer Matt Boyle. “We have more projects in the pipeline than ever before and we expect that customer enthusiasm for Sevcon’s capabilities will continue. Two of the major projects in our pipeline are expected to go into production in 2017, one in 2019 and one in 2020. One manufacturer of luxury high-performance sports cars has nearly doubled the Sevcon content on its program scheduled for production in 2020. This demonstrates the success of our investments in engineering to provide high quality solutions for some of the world’s largest vehicle manufacturers. In the last fiscal year we added 42 more engineers globally, which represents an 82% increase in engineering headcount alone. We attract and retain engineering talent through successful delivery on projects, and we expect that momentum to continue as a result of our planned investments.

“In the fourth quarter, our on-road business increased by 16% from the same period last year, but we saw continued weakness on the industrial side of the business due to challenging macroeconomic conditions. Our fourth-quarter and annual results were negatively impacted by lower sales in our traditional, industrial market segments and the investments we have made for our future. We believe the payback for these investments, although a few years away, will be substantial.

“Our Bassi acquisition has performed above our expectations for 2016, having reported 26% revenue growth post-acquisition compared with the same eight-month period in the prior year. Adding Bassi’s state-of-the-art battery charging technology and power management capabilities to Sevcon’s advanced control technologies strengthens our ability to deliver the more integrated solutions that our markets and our customers are demanding. The Bassi organization was instrumental in winning the additional vehicle content from the manufacturer of high-performance sports cars referenced above.

“We are bullish about our prospects as we enter 2017. While we expect challenging conditions in traditional, industrial markets this year, we expect to see an uptick in our on-road business as a result of our strong project pipeline. In fact, we now have six milestones to accomplish on our major projects between now and the end of fiscal 2017, with the first targeted for the current quarter. As we look even further out, our project pipeline and the market demand for electrification solutions provides us with significant opportunity for growth,” concluded Boyle.

Fourth Quarter Fiscal 2016 Results Summary

  Revenues increased to $13.6 million in the fourth quarter of fiscal 2016 from $10.5 million in the fourth quarter of fiscal 2015, including $4.3 million in revenues from Bassi. Excluding Bassi, revenues were $1.3 million lower than in the prior-year period, reflecting continued weakness on the industrials side of the business. Foreign currency fluctuations decreased reported sales in the fourth fiscal quarter by $413,000, or 4%, mainly due to a stronger U.S. dollar compared with both the British pound and the euro than in the prior-year period.
  Operating loss was $2.9 million, compared with operating income of $677,000 in the fourth quarter last year. Foreign currency translation had a net positive effect of $164,000, mainly due to the impact of the stronger U.S. dollar on British pound and euro denominated operating expense. The operating loss reflects our significant investment in both engineering and sales and marketing personnel to capitalize on our strong and expanding on-road project pipeline. Production revenues from these programs are expected to start in 2017.
  There was an income tax charge of $138,000, compared with an income tax charge of $218,000 in the prior year period.
   Net loss attributable to common stockholders was ($3.0 million), or $0.59 per share, after a preference share dividend of $106,000, or $0.02 per share, compared with net income of $254,000, or $0.07 per diluted share in the fourth quarter of 2015. The loss in the quarter was mainly driven by the investments in the on-road project pipeline.
  Adjusted EBITDA, which excludes Bassi acquisition costs, was a loss of ($1.8 million) in the fourth quarter of fiscal 2016, compared with $0.8 million in the fourth quarter of fiscal 2015.

Full Year Fiscal 2016 Results Summary

  Revenues increased by 21% to $49.8 million in fiscal 2016 from $41.1 million for fiscal 2015, primarily due to a $13.4 million contribution from Bassi. Foreign currency fluctuations decreased reported sales by $1.7 million, or 4%, mainly due to a stronger U.S. dollar compared with the British pound and the euro in the prior year.
  Increased research and development expense, driven largely by increased engineering headcount to capture substantial potential future opportunities, led to higher operating expense. The higher operating expense, together with intangible asset amortization costs and acquisition costs related to Bassi, led to an operating loss of $5.3 million compared with operating income of $1.9 million in fiscal 2015.
  There was an income tax benefit of $1,000 in fiscal 2016, compared with an income tax charge of $406,000 in fiscal 2015. The low effective tax rate is principally due to the acquisition costs of Bassi being nondeductible and that the Company’s U.K. subsidiary elected to receive refundable tax credits related to certain research and development incentives in the U.K., which have been recorded in operating loss as they are refunded without regard to actual tax liability.
  Net loss attributable to common stockholders was ($6.2 million), or $1.51 per share, after preference share dividends of $433,000, or $0.08 per share, compared with net income of $1.1 million, or $0.32 per diluted share, for fiscal 2015.
  Adjusted EBITDA, which excludes Bassi acquisition costs, was a loss of ($1.7 million) for fiscal 2016 compared with $2.6 million for fiscal 2015.

Fourth Quarter and Full Year Fiscal 2016 Conference Call Details

Sevcon has scheduled a conference call to review its results for the fourth quarter and fiscal 2016, today, December 15, 2016 at 5:00 p.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company’s website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

Fourth Quarter and Full Year Fiscal 2016 Income Statement
(In thousands, except per-share data)

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)

	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Revenues	$13,592	$10,523	$49,801	$41,142
Gross Profit	3,118	3,076	16,108	15,834
Selling, general and administrative expense and
research and development expense	(5,920)	(2,399)	(19,907)	(13,940)
Acquisition costs	(110)	-	(1,535)	-
Operating (loss) income	(2,912)	677	(5,334)	1,894
Interest expense	(152)	(22)	(423)	(76)
Interest income	-	11	16	31
Foreign currency gain (loss)	274	(140)	(213)	118
Other income and expense	87	46	87	(22)
(Loss) income before income taxes	(2,703)	572	(5,867)	1,945
Income taxes (provision) benefit	(138)	(218)	1	(406)
Net (loss) income	(2,841)	354	(5,866)	1,539
Net (income) loss attributable to non-controlling interest	(78)	5	53	36
Net (loss) income attributable to Sevcon, Inc. and subsidiaries	(2,919)	359	(5,813)	1,575
Series A Preference Share dividends	(106)	(105)	(433)	(440)
Net (loss) income attributable to common stockholders	(3,025)	254	(6,246)	1,135
Basic (loss) income per share	$(0.59)	$0.08	$(1.51)	$0.33
Diluted (loss) income per share	$(0.59)	$0.07	$(1.51)	$0.32
Average shares outstanding – Basic	5,126	3,498	4,148	3,469
Average shares outstanding – Diluted	5,126	4,958	4,148	4,929

Summarized Balance Sheet Data
(Dollars in thousands)
(Unaudited)

	September 30, 2016	September 30, 2015
Cash and cash equivalents	$14,127	$8,048
Receivables	12,193	9,462
Inventories	13,666	6,790
Prepaid expenses and other current assets	3,602	3,581
Total current assets	43,588	27,881
Intangible assets	9,185	-
Goodwill	7,794	1,435
Other long-term assets	8,406	6,300
Total assets	$68,973	$35,616

Current liabilities	$16,118	$8,357
Liability for pension benefits	11,511	10,963
Other long-term liabilities	19,573	500
Stockholders’ equity	21,739	15,712
Non-controlling interest	32	84
Total liabilities and stockholders’ equity	$68,973	$35,616

Reconciliation of GAAP to Non-GAAP Measures
(Dollars in thousands)
(Unaudited)

	Three months ended		Twelve months ended
	(in thousands of dollars)

	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Net (loss) income	$(2,841)	354	$(5,866)	$1,539
Interest expense	152	22	423	76
Interest income	-	(11)	(16)	(31)
Income taxes	138	218	(1)	406
Depreciation	175	167	732	637
Amortization of Bassi intangible assets	251	-	983	-
Amortization of fair value adjustments arising on
acquisition of Bassi	227	-	484	-

EBITDA	$(1,898)	$750	$(3,261)	$2,627

Bassi acquisition costs	110	-	1,535	-
Adjusted EBITDA	$(1,788)	$750	$(1,726)	$2,627

Non-GAAP Financial Measures

Sevcon uses EBITDA and adjusted EBITDA, which are non-GAAP financial measures, in this news release.  The Company reports these metrics because they are key measures used by its management and Board of Directors to evaluate the ongoing performance of the business and to develop short and long-term operational plans. Accordingly, the Company believes that EBITDA and adjusted EBITDA provide useful information to investors and others in understanding and evaluating Sevcon’s operating results in the same manner as its management and Board of Directors.

Forward-Looking Statements

Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation, statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@sevcon.com